OLD REPUBLIC INTERNATIONAL
CORPORATION
KEY EMPLOYEES PERFORMANCE RECOGNITION PLAN
(AMENDED AND RESTATED AS OF JANUARY 1, 2018)

OLD REPUBLIC INTERNATIONAL CORPORATION
KEY EMPLOYEES PERFORMANCE RECOGNITION PLAN
(Amended and Restated as of January 1, 2018)
ARTICLE 1

PURPOSE AND EFFECTIVE DATE
1.1    The Purpose of this Plan is to further the long-term growth in earnings of Old Republic International Corporation by offering long-term incentives in addition to current compensation to those officers and key employees of Old Republic International Corporation and its subsidiaries who have been or are expected to be largely responsible for such growth.
1.2    This restated Plan is effective as of January 1, 2018, and shall apply to calculations and awards made in 2018 and subsequent years.
1.3    The Company intends that this Plan comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the Department of Treasury regulations and other guidance promulgated thereunder. This Plan shall be administered in a manner that will comply with Section 409A of the Code. Any provision of this Plan that is not in compliance with Section 409A shall have no force and effect, and no action shall be taken with respect to this Plan that would violate any provisions of Section 409A.
ARTICLE 2

DEFINITIONS
2.1    "Average Excess Return on Equity" shall mean the positive or negative difference between (a) the average of the Company's Annual Return on Equity percentage for the Calculation Period and (b) the average Minimum Return on Equity for the Calculation Period.
2.2    "Average Net Income" shall mean the average Net Income for the Calculation Period. If in any fiscal year the Company acquires any other business accounted for as a purchase whose earnings contribute five percent (5%) or more to such fiscal year's Net Income, the earnings of the acquired Company for the year of acquisition and the next succeeding year shall be eliminated (together with related purchase accounting adjustments) in order to calculate the Performance Recognition Pool for any Award Year. In the third fiscal year following such acquisition, the acquired business's results shall be included retroactively for the Performance Recognition Pool calculations for the Calculation Period.
2.3    "Average Premiums and Fees Earned Growth" shall mean the amount by which the average of the premiums and fees earned for each fiscal year in the Calculation Period exceeds or is less than the average of the premiums and fees earned for next preceding five (5) fiscal years or such other time period set by the Committee.

2.4    "Average Underwriting/Service Income" shall mean the positive or negative amount by which the average annual underwriting/service income for the Calculation Period exceeds or is less than the average of the underwriting/service income for the next preceding five (5) fiscal years or such other time period set by the Committee.
2.5    "Award Year" is the fiscal year immediately following the Calculation Period and for which the Committee in its discretion declares a Performance Recognition Pool available for distribution to Eligible Employees.
2.6    "Base Salary" shall mean the Eligible Employees' basic salary at the rate in effect at the end of the Calculation Period, excluding bonuses, overtime, extraordinary compensation and contributions to the Old Republic International Corporation Employees Savings and Stock Ownership Plan, Old Republic International Corporation Baseline Security Plan, and any other cash or deferred compensation plan.
2.7    "Calculation Period" shall mean the Company's five (5) fiscal years, or such other time period set by the Committee, immediately preceding the Award Year.
2.8    "Change of Control" shall mean any one of the following events that constitutes a "change in the ownership or effectiveness control of the corporation, or in the ownership of a substantial portion of the assets of the corporation" under Section 409A of the Code:
(a)    Any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code and the applicable regulations and guidance promulgated thereunder), other than the Old Republic International Corporation Employees Savings and Stock Ownership Trust or any other trust established by or contributed to by the Company or any of its subsidiaries for the benefit of employees of the Company or its subsidiaries, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; provided that, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a "Change of Control;" and provided further that, an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph.
(b)    Any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code and the applicable regulations and guidance promulgated thereunder), other than the Old Republic International Corporation Employees Savings and Stock Ownership Trust or any other trust established by or contributed to by the Company or any of its subsidiaries for the benefit of employees of the Company or its subsidiaries, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company.
(c)    The date, during any period of twelve (12) consecutive months, on which individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof, unless the election of each new director comprising the majority was approved by a vote of at least a majority of the Continuing Directors, as hereinafter defined, in office on the date immediately prior to the date of such election. For purposes hereof, a "Continuing Director" shall mean:
(i)    any member of the Board of Directors of the Company at the close of business on January 1, 2018;
(ii)    any member of the Board of Directors of the Company who succeeded any Continuing Director described in subparagraph (a) above if such successor was elected, or nominated for election by the Company's stockholders, by a majority of the Continuing Directors then still in office; or
(iii)    any director elected, or nominated for election by the Company's stockholders, to fill any vacancy or newly-created directorship on the Board of Directors of the Parent Company by a majority of the Continuing Directors then still in office.
(d)    Any one person, or more than one person acting as a group (within the meaning of Section 409A of the Code and the applicable regulations and guidance promulgated thereunder), acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions. For the purposes of this paragraph, "gross fair market value" means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. In addition, a transfer of assets by the Company under this paragraph shall not be considered a "Change of Control" if the assets are transferred to:
(i)    A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company's stock;
(ii)    An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
(iii)    A person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)    An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (c) above.
2.9    "Chief Executive Officer" or "CEO" shall mean the chief executive officer of the Company.
2.10    "Committee" shall mean the Compensation Committee of the Board of Directors of the Company.
2.11    "Company" shall mean Old Republic International Corporation, a corporation organized under the laws of the State of Delaware.
2.12    "Company's Annual Return on Equity" shall mean the percentage obtained by comparing the consolidated GAAP annual Net Income with the consolidated average shareholders' equity (i.e., the mean of beginning and ending balances excluding unrealized investment gains or losses net of applicable income taxes, if any).
2.13    "Composite Investment Income Yield" shall mean the composite investment income yield on the Company's consolidated investment portfolio for the year immediately preceding the Award Year.
2.14    "Composite Ratio Multiplier" shall be a percentage derived from the average composite ratio of the Company for the Calculation Period as follows:

Average Composite Ratio	Resulting Composite Ratio Multiplier
90.00% and below	150%
90.01% to 93.00%	140%
93.01% to 96.00%	130%
96.01% to 99.00%	120%
99.01% to 102.00%	110%
102.01% to 105.00%	100%
Above 105.00%	50%
2.15    "Eligible Employee" shall mean an Employee who pursuant to Section 5.1 hereof has been selected to share in the allocation of the Performance Recognition Pool for any given year.
2.16    "Employee" shall mean any person who is employed by the Employer on a full-time basis and who is compensated by the Employer for such employment by a regular salary. "Employee" shall not include directors who are not otherwise officers or employees of the Employer.

2.17    "Employer" and "Employers" shall mean the Company and each other corporation or organization which is wholly or partially owned by the Company, either directly or indirectly, and is designated by the Committee as an Employer under this Plan.
2.18    "Minimum Return on Equity" shall mean a percentage applied to the Company's average consolidated and combined shareholders' equity (i.e., mean of beginning and ending balances, excluding unrealized investment gains or losses, net of applicable income taxes, if any) for each fiscal year in the Calculation Period. The percentage shall be that percentage, obtained from public information, equal to two times the mean of the five year average post-tax yield on 10-year and 30-year U.S. Treasury Securities. The Committee shall annually compute and announce these values as they pertain to a Calculation Period.
2.19    "Multiplier Adjusted Preliminary Performance Recognition Pool" shall be equal to the Preliminary Performance Recognition Pool multiplied by the Composite Ratio Multiplier.
2.20    "Multiplier Adjusted Salaries" shall be the sum of the Eligible Employees' Base Salaries multiplied by the Composite Ratio Multiplier.
2.21    "Net Income" shall mean the GAAP annual net income (excluding post-tax realized and unrealized gains or losses on investments or any other assets, extraordinary credits or charges, and income or losses from businesses classified as discontinued or run-off operations in the Company's reports to shareholders).
2.22    "Plan" shall mean this "Old Republic International Corporation Key Employees Performance Recognition Plan", formerly the "Old Republic International Corporation 2005 Key Employees Performance Recognition Plan."
2.23    "Plan Account" shall mean with respect to any Employee, unless otherwise specified, the balance in his 2005 Plan Account under the Plan as of December 31, 2014, adjusted after that date as follows:
(a)    plus amounts credited in connection with the allocations and interest credited to such account pursuant to Articles Five and Six of this Plan;
(b)    less payments to him or her under the Plan pursuant to Article Six of this Plan; and
(c)    less forfeitures, if any, pursuant to Articles Six and Seven of this Plan.
2.24    "Preliminary Performance Recognition Pool" shall mean the sum of:
(a)    a factor determined annually by Committee multiplied by Average Premiums and Fees Earned Growth;
(b)    a factor determined annually by the Committee multiplied by Average Excess Return on Equity; and

(c)    a factor determined annually by the Committee multiplied by Average Underwriting/Service Income.
2.25    "Year of Service" shall mean each year of continuous employment with an Employer after first being designated as an Eligible Employee pursuant to Section 5.1 hereof.
ARTICLE 3

ADMINISTRATION
3.1    The Plan shall be administered by the Committee which shall be appointed by the Board of Directors of the Company from its own members. The membership of the Committee may be reduced, changed, or increased from time to time in the absolute discretion of the Board of Directors of the Company. The Committee shall not include any Eligible Employee under this Plan.
3.2    The Committee shall have the authority to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make the determinations which it believes necessary or advisable for the administration of the Plan.
ARTICLE 4

CALCULATION OF THE PERFORMANCE RECOGNITION POOL
4.1    Prior to May 31, but not before March 15 of each Award Year, the Committee shall determine the amount of the Performance Recognition Pool available for that Award Year. The Available Performance Recognition Pool for any Award Year shall ordinarily be equal to the least of:
(a)    the Multiplier Adjusted Preliminary Performance Recognition Pool; or
(b)    a factor determined annually by the Committee multiplied by the annual average Net Income for the Calculation Period; or
(c)    a factor determined annually by the Committee multiplied by Multiplier Adjusted Salaries for the fiscal year immediately preceding the Award Year.
To the Available Performance Recognition Pool shall be added any undistributed amounts of the Performance Recognition Pool of the immediately preceding four (4), or such other number set by the Committee, Award Years. This sum shall be adjusted downward by applying the following penalty percentages following any fiscal year in which the Company has incurred a Net Loss:
25% for a first preceding year Net Loss
50% for a second preceding year Net Loss
75% for a third preceding year Net Loss

100% for a fourth preceding year Net Loss
The resulting amount shall be the Performance Recognition Pool available for distribution in the current Award Year. The Committee, with the Company's CEO's advice and recommendation, shall determine in its sole discretion the total amount of the Performance Recognition Pool to be distributed to Eligible Employees after first determining the portion, if any, to be distributed to the Company's CEO. The Company's CEO shall then allocate the remaining portion to Eligible Employees and report this allocation to the Committee at its next regularly scheduled meeting. Any portion of the Performance Recognition Pool not distributed by the Committee must be carried forward to the succeeding Award Year's calculations, provided however that any such carry forward must be so allocated by no later than the third succeeding Award Year.
ARTICLE 5

ALLOCATION OF THE PERFORMANCE RECOGNITION POOL
5.1    Prior to May 1 of each Award Year, the CEO shall designate the Eligible Employees for such Award Year. The Committee, however, retains its sole discretion to add to or eliminate employees so designated prior to finalization of the Performance Recognition Pool for an Award Year.
5.2    On or before June 30, the Performance Recognition Pool for that Award Year to be distributed shall be allocated among and credited to the accounts of the Eligible Employees on the following basis, provided, however, that no member of the Committee shall be able to share in the Performance Recognition Pool for any year.
The Performance Recognition Pool distributed shall be allocated among and credited to the Plan Accounts of Eligible Employees for the year as the Committee in consultation with the CEO deems appropriate in its sole discretion, provided, however, the Committee may, in its discretion, reserve up to fifty percent (50%) of any one Award Year's Performance Recognition Pool which will not be distributed currently. The Committee may carry forward the undistributed portion of the Performance Recognition Pool and allocate all or a portion of it pursuant to this Section 5.2 during one or more of the next succeeding three years; provided however, that the total amount of any one year's carry forward may not be carried beyond the end of the third year.
5.3    With respect to the amounts to be allocated in any Award Year, the Committee shall make such allocation to the CEO and to such other senior Eligible Employees selected in consultation with the CEO as it deems appropriate. Remaining amounts allocable for the year to less senior Eligible Employees shall be distributed by the CEO based on total allocations approved by the Committee. In designating Eligible Employees and allocating the Performance Recognition Pool among the Accounts of the Eligible Employees for any Award Year pursuant to this Article, the CEO and the Committee shall consider the positions and responsibilities of Employees, their accomplishments during the year, the value of such accomplishments to the Company, the CEO's expectations as to the future contributions of individual Employees to the continued success of the Company and such other factors as the CEO and the Committee shall, in their discretion and judgment, deem appropriate.
ARTICLE 6

DISTRIBUTIONS
6.1    Within ninety (90) days of the date the Committee and/or CEO make such awards for an Award Year, an Eligible Employee shall automatically receive in cash one hundred percent (100%) of any Performance Recognition Pool awarded to an Eligible Employee for such Award Year up to Fifty Thousand Dollars ($50,000) and fifty percent (50%) of any excess above that amount. The remaining fifty percent (50%) of the excess of any such award shall be credited to the Employee's Plan Account balance as of such year and shall become vested in accordance with the vesting schedule set forth in Section 6.3.
6.2    The Plan Account balance, less any portion of such balance credited to such account before January 1, 2005, of each Employee who was either actively employed by the Employer throughout the Award Year or whose employment had terminated when in good standing for any reason, including by reason of retirement or disability or death, shall be credited with interest for that Award Year, provided that the Company had positive Consolidated Net Income for the year immediately preceding the Award Year. The rate of interest shall be equal to seventy-nine percent (79%) of the Composite Investment Income Yield for the year immediately preceding the Award Year, which shall be calculated by the Committee at the same time as it calculates the Performance Recognition Pool for the Award Year. The balance to which such interest is credited shall be determined as of the date the Committee calculates the Performance Recognition Pool for that Award Year and shall include all interest previously credited hereunder.
6.3    A portion of the amount of the credit in the Plan Account as of the date he or she terminates his or her service for any reason, including death, retirement for age or disability, shall be paid to the person or persons entitled thereto at the times and in the manner provided by Section 6.4 hereof. The amounts to be paid shall be known as a "vested interest," and shall be equal to the following percentage of his or her Plan Account:

Completed Years of Service	To Be Paid (Vested Interest)
Less than One	0%
One	10%
Two	20%
Three	30%
Four	40%
Five	50%
Six	60%
Seven	70%
Eight	80%
Nine	90%
Ten	100%
Any credits in the Plan Account of an Employee which have not vested by the date of termination of the Employee's service shall be forfeited. All such forfeitures shall be allocated at the end of the Award Year in which they occur to the combined Plan Accounts of all Employees who were actively employed by an Employer on December 31 of that year. The allocation shall be made in the ratio that the account balances of each such Employee on January 1 of that year bears to the total combined account balances of all such Employees.
6.4    The vested interest of an Employee shall begin to be paid in substantially equal quarterly installments over a period of five (5) years, with the first such payment to be made on the later of:
(a)    the date of the Employee's termination of employment for any reason that constitutes a "separation from service" within the meaning of Code Section 409A, including death or disability, or the six-month anniversary of such date of termination if the Employee is a "specified employee" at the time of termination within the meaning of Code Section 409A; or
(b)    the date on which the Employee attains (or would have attained if he or she had lived) age 55.
For purposes of this Section, specified employee status will be determined based on the twelve (12) months ended December 31 of each year and will be effective for the twelve-month period commencing on April 1 of the following year. Additionally, for purposes of this Section, a payment shall be consider timely if made within ninety (90) days of the date required herein.
6.5    Notwithstanding the foregoing Sections of this Article, an Employee's entire Plan Account balance shall become fully vested and non-forfeitable and shall be paid to him or her in a lump sum on the first day of the calendar quarter following the date on which any Change of Control occurs. If there is a carry forward balance not allocated pursuant to Section 5.3 when a Change of Control occurs, such carry forward balance shall be immediately allocated among the

Plan Accounts of all Employees in the ratio that each such Employee's Plan Account balance bears to the total of all such Plan Account balances. Said additional amounts shall be one hundred percent (100%) vested and paid in accordance with the provisions of this Article. Any subsequent contributions allocated to an Employee's Plan Account during the two (2) years following the occurrence of a Change of Control because the Plan is continued in accordance with Section 8.2 hereof shall be non-forfeitable and shall be distributed immediately after such allocation.
6.6    An Employee may designate in writing, on forms prescribed by and filed with the Committee, a beneficiary or beneficiaries to receive any payments payable after his or her death. If an Employee dies while employed by an Employer or after he or she has begun to receive his or her benefits under this Plan, the Plan Account shall be paid to the beneficiary or beneficiaries designated by the Employee or, in the absence of such designation, to his or her legal representative.
6.7    Notwithstanding any other provisions of this Plan to the contrary, the Committee may deduct from any payment under the Plan any taxes required to be withheld by the Federal or any state or local government for the account of such Employee.
ARTICLE 7

FORFEITURE
7.1    As a condition to the continued receipt of benefits hereunder, each Employee:
(a)    shall be required for a period of three (3) years after his or her termination of employment with an Employer hereunder to hold himself or herself available to the Company and his or her Employer for reasonable consultation insofar as his or her health permits;
(b)    shall not for a period of three (3) years after his or her termination of employment with an Employer hereunder, either as an individual on his or her own account, as a partner, joint venturer, employee, agent, salesman for any person; as an officer, director or stockholder (other than a beneficial holder of not more than one percent (1%) of the outstanding voting stock of a company having at least 500 holders of voting stock) of a corporation, or otherwise directly or indirectly,
(i)    enter into or engage in any business competitive with that carried on by the Company or his or her Employer within any area of the United States in which his or her Employer or the Company is then doing business, providing Employee has had access to any of the Company's or his or her Employer's trade secrets, confidential underwriting or business information, programs, plans, data, processes, techniques, or customer information; or
(ii)    solicit or attempt to solicit any of his or her Employer's or the Company's customers with whom Employee has had contact as an Employee in the exercise of his or her duties and responsibilities hereunder with the intent or purpose to perform for such customer the same or similar services or to sell to such customer the same or similar products or policies which Employee performed for or sold to such customer during the term of his or her employment.
If the Committee determines that an Employee has refused to make himself or herself available for consultation or violated his or her agreement, the Committee may, by written notice to such Employee, cause his or her benefits to be immediately suspended for the duration of such refusal or competition or if payment of benefits had not yet commenced, notify the Employee that such continued conduct will cause a forfeiture of his or her Plan Account. If after the sending of such notice the Committee finds that the Employee has continued to refuse to consult or continue to compete with the Company or his or her Employer for a period of 30 days following such notice, the Committee may permanently cancel the Employee's Plan Account, and thereupon all rights of such Employee under this Plan shall terminate. The foregoing forfeiture provisions shall be inoperative following a Change of Control.
7.2    Any amounts forfeited pursuant to Section 7.1 hereof shall be allocated as a forfeiture in accordance with Section 6.3 hereof.
ARTICLE 8

AMENDMENT AND TERMINATION
8.1    The Company shall have the power at any time and from time to time, to amend this Plan by resolution of its Board of Directors provided, however, that no amendment under any circumstances may be adopted the effect of which would be to deprive any Participant of his or her then vested interest, if·any, in this Plan.
8.2    The Company reserves the right to terminate this Plan by resolution of its Board of Directors. Upon termination of this Plan, the credits in the Plan Accounts of Employees shall become one hundred percent (100%) vested and non-forfeitable. Distribution of the balances shall be made in accordance with Section 6.4 or 6.5 hereof upon the Employee's subsequent retirement or termination of service. There shall be no increase in a Plan Account balance of an Employee between the date the Plan is terminated and the date such balances are distributed. If a Change of Control occurs, the Plan as it then exists must be continued, with interest credited to Plan Account balances as provided in Sections 6.2 and 5.2, for two (2) years before it can be terminated. Any unallocated balance carried forward shall be similarly allocated prior to the expiration of such two-year period. All balances shall be fully vested and distribution shall be made in accordance with Section 6.4 hereof.
ARTICLE 9

MISCELLANEOUS

9.1    No Employee or any other person shall have any interest in any fund or reserve account or in any specific asset or assets of the Company or any Employer by reason of any credit to his Plan Account, nor have the right to receive any distribution under this Plan except as and to the extent expressly provided for in the Plan.
9.2    Nothing in the Plan shall be construed to:
(a)    give any Employee any right to participate in the Plan, except in accordance with the provisions of the Plan;
(b)    limit in any way the right of an Employer to terminate an Employee's employment; or
(c)    be evidence of any agreement or understanding, express or implied, that an Employer will employ an Employee in any particular position or at any particular rate of remuneration.
9.3    No benefits under this Plan shall be pledged, assigned, transferred, sold, or in any manner whatsoever anticipated, charged, or encumbered by an Employee, former Employee, or their beneficiaries, or in any manner be liable for the debts, contracts, obligations or engagements of any person having a possible interest in the Plan, voluntary or involuntary, or for any claims, legal or equitable, against any such person, including claims for alimony or the support of any spouse. Notwithstanding the foregoing, benefits under this Plan may be assigned to or made subject of a valid living trust.
9.4    Notwithstanding any contrary provision herein, in the case of any assets set aside (directly or indirectly) in a trust (or other arrangement as provided under regulations issued by the Department of Treasury) for purposes of paying deferred compensation under this Plan, no such assets (or trust) shall ever be located or transferred outside the United States.
9.5    No acceleration of the time or schedule of any distribution or payment under this Plan shall be permitted, except to the extent provided in regulations or other guidance issued by the Department of the Treasury under Code Section 409A.
9.6    Notwithstanding any contrary provision herein, no transfer of assets shall be made under or in connection with the Plan, or any compensation deferred under the Plan, that would result in such assets becoming restricted to the provision of benefits under the Plan in connection with a change in the Company's financial health, as provided under Code Section 409A and the regulations or other guidance issued by the Department of the Treasury thereunder.
9.7    This Plan shall be construed in accordance with the laws of the State of Illinois in every respect, including, without limitation, validity in its interpretation and performance.
9.8    Article headings and numbers herein are included for the convenience or reference only, and this Plan is to be construed without any reference thereto. If there be any conflict between such numbers and headings and the text hereof, the text shall control.

9.9    Wherever appropriate, words used in this Plan in the singular includes the plural and the masculine includes the feminine.

IN WITNESS WHEREOF, the Company has caused this Plan to be signed by its duly qualified officers as of this ____ day of ___________ 2018.
Old Republic International Corporation

By:________________________________

Title:_______________________________
Attest:
By:_______________________________
Title:_________________________